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                                                                    EXHIBIT 10.3
                  PROVESA, INC.  DATA PROCESSING AGREEMENT


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                                PROVESA, INC.

                          DATA PROCESSING AGREEMENT


This DATA PROCESSING AGREEMENT is made and entered into as of the 11 day of December, 1996, by and between Gwinett Banking Company, located at 318 West Pike Place, Suite 475, Lawrenceville, Georgia 30246 and its successors (herein referred to as the "Participating Bank"), and Provesa, Inc., located at 3150 Holcombe Bridge Rd. Suite 200, Norcross, Georgia 30071 (herein referred to as the "Computer Center").

In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:


1. DATA PROCESSING SERVICES. Computer Center agrees to render to Participating Bank the data processing services described on Exhibit "A" (the "Services") for the term of this Agreement, and Participating Bank agrees to purchase the Services. This Agreement describes the general nature of the Services and the terms under which the Computer Center is to provide or make the Services available to the Participating Bank. In the event of any conflict between the language of this Agreement and any brochures, verbal representations, or other materials describing the Services, the language of this Agreement shall control.


2.        CONVERSION OF PARTICIPATING BANK'S INFORMATION.

          a) Within a reasonable time following execution of this Agreement, Computer Center will undertake the programming required to convert Participating Bank's information files into a format compatible with the Computer Center systems. Participating Bank agrees to cooperate with Computer Center in this endeavor and to provide all information and assistance required for Computer Center to successfully convert Participating Bank's information files to a form compatible with Computer Center's systems and equipment so that Computer Center can provide the Services. Among other things, Participating Bank shall deliver conversion input information, in its entirety, in a mutually acceptable medium, as and when the parties agree.

          b) Computer Center shall determine, in accordance with its normal acceptance procedures, when Participating
                    Bank's information files have been successfully converted and when the Services to be provided by Computer Center to Participating Bank are operational and available for Participating Bank's use. Participating Bank agrees to review and check the information converted by Computer Center within ten (10) days after notice to Participating Bank of Computer Center's completion of conversion. Computer Center reserves the right to postpone conversion of Participating Bank's information files if Participating Bank is late in delivering its conversion input information or if any other circumstances arise that might jeopardize the successful completion of Participating Bank's information conversion or the processing of the Participating Bank's following day's transactions for any other customers of Computer Center.

          c) In the event the conversion process is stopped, canceled, or suspended by Participating Bank, Participating Bank agrees to pay Computer Center all labor costs, expenses, and charges incurred by Computer Center in preparing to perform under this Agreement. Computer Center shall submit to Participating Bank an itemized statement of all such charges and Participating Bank agrees to pay said statement prior to the return to Participating Bank of any conversion input information or data provided to Computer Center and, in any event, within thirty (30) days after receipt.

          d) Computer Center shall provide to Participating Bank training for a maximum of five (5) working days so that Participating Bank may fully utilize the Services provided by Computer Center at the time of conversion of Participating Bank's information.


                                     -1-
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          3.        INPUT AND OUTPUT DATA.  Participating Bank shall be
                    responsible for providing to Computer Center all input data and other information necessary for Computer Center to perform the Services and to prepare those reports described on attached Exhibit "C" (the "Reports"). The input data shall be transmitted by Participating Bank to Computer Center in a format acceptable to Computer Center via an approved telecommunication method and system.
                    Participating Bank is solely responsible for the accuracy and delivery of all information to be provided to Computer Center for processing. Computer Center agrees to provide Participating Bank with Reports at such times as are described on Exhibit "C," provided, however, that in any event Computer Center shall have a reasonable amount of time after receipt of the input data from Participating Bank to process such data. All Reports shall be delivered by Computer Center to Participating Bank by telecommunications to a remote printer designated by Participating Bank. The design and format of any Reports or forms to be prepared by Computer Center must be approved by Computer Center.


          4. TERM. This Agreement shall begin on the date hereof and shall remain in effect for a period of three (3) years
                    (the "Term") following the first full calendar month in which any Services commonly known as processing services are provided by Computer Center to Participating Bank, as evidenced by the billing records of Computer Center. This Agreement shall automatically renew for the same Term unless written notice of termination is delivered by either party to the other at least one hundred eighty (180) days prior to the original expiration date or subsequent renewal expiration dates of the Agreement.

           5. ASSISTANCE FROM PARTICIPATING BANK. In addition to the input data to be delivered by Participating Bank pursuant to paragraph 3 above, Computer Center's performance of the Services may, from time to time, require data, documents, descriptions or acts to be furnished by, or to be qualified or processed in part by, the Participating Bank or its personnel. Computer Center agrees to give prompt notice of such requirements to Participating Bank, and Participating Bank agrees to furnish such data, documents, descriptions or acts and to make such personnel, records and facilities available within such time or times after its receipt of such notice and in such manner as shall be reasonably necessary to enable the Computer Center to perform the Services.


           6. COMMUNICATIONS. Participating Bank shall bear all risk of loss or damage to items, records, other input data, or Reports and other output data during communication or delivery of such data between the Participating Bank's office and the Computer Center. Participating Bank shall be responsible for and shall pay all charges related to communications between Participating Bank and Computer Center.


           7.       EQUIPMENT.

                    a) Participating Bank agrees that it is responsible for all communications between Participating
                           Bank and Computer Center. When communicating with, or transferring data to, or receiving date from, Computer Center, Participating Bank shall, at its own cost and expense, use and maintain only such terminals, modems and other hardware, firmware and software (hereinafter collectively referred to as the "Equipment") as may be compatible with the systems and communications networks of Computer Center. The Participating Bank's Equipment must be completely compatible with the systems and communications networks of Computer Center and, if requested by Computer Center, Participating Bank shall be responsible for providing sufficient information about the Equipment to Computer Center and for performing adequate tests to demonstrate that the Equipment is in good working order and completely compatible with the systems and communications networks of Computer Center. In the event Computer Center believes it is in its and its clients' best interest to upgrade Computer Center's systems to more efficient and capable equipment or to keep Computer Center competitive, Participating Bank agrees to acquire any Equipment necessary to keep Participating Bank and Computer Center fully compatible.

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                    b)     Unless otherwise agreed by the parties, Computer
                           Center shall schedule and arrange for the communications services, including communications equipment installation, with the communication provider. Participating Bank shall be responsible for paying all charges imposed by the provider of the communications equipment, such as the telephone company, for the Equipment installation, as well as for any charges for additional connections or changes to locations or future services. Computer Center shall not be responsible for the reliability or continued availability of the telephone lines, communications facilities, or electrical power used by Participating Bank in utilizing the Services provided by Computer Center hereunder. Computer Center will cooperate with communications vendors as appropriate so that communications between Participating Bank and Computer Center facilities function properly.

           8.       LIMITATION OF LIABILITY

                    a) Computer Center shall not be responsible for any failure in providing the Services, any delays in processing, or any failure or delay in the delivery of any Reports that may be caused, in whole or in part, by strikes, lockouts, riots, epidemics, governmental actions or regulations, natural disaster, fire, inclement weather, acts of God, computer breakdown or failure, communications failure, interruptions in telephone or electrical service, courier's failure to timely deliver, or any other causes beyond its reasonable control. In the event such delays exist without interruption for a period of more than thirty (30) days, Participating Bank or Computer Center may elect to terminate this Agreement without breach. Participating Bank is under no duty to make any payments to Computer Center for any period exceeding five (5) consecutive business days in which the Services are not performed by Computer Center as a result of a natural disaster or other phenomenon mentioned above.

                    b)     Computer Center's obligation to Participating
                           Bank hereunder in performing the Services is to exercise the same degree of care and diligence used in processing information and compiling reports for its own use. Computer Center's sole responsibility to Participating Bank or any third party for any claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise), arising out of errors or omissions in the Services or Reports provided or to be provided hereunder and caused by Computer Center (provided that Participating Bank shall have promptly notified Computer Center of any such errors or omissions), shall be to furnish at Computer Center's costs the correct Services or Report and/or to correct the applicable Participating Bank files.

                    c) Computer Center will make every reasonable effort to be available to provide Services during the hours referred to in paragraph 20 below.
                           Accordingly, Computer Center's liability to
                           Participating Bank or any third party for claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise) arising out of the unavailability or inaccessibility of Computer Center's system, or the interruption in or delay of Services provided or to be provided by Computer Center hereunder, shall be to use reasonable efforts to resume the Services as promptly as practicable, provided, however, that Computer Center shall not be responsible for communication failures caused, in whole or in part, by the incompatibility or failure of Participating Bank's Equipment or by third party telecommunication or electric lines or equipment.

                    d) Computer Center shall not be liable to Participating Bank for errors resulting from defects in, or malfunctions of, the mechanical or electronic equipment used by Participating Bank or Computer Center in performing the duties and obligations contemplated in and covered by this Agreement.

                    e) Computer Center shall not be liable for damages arising under this Agreement, regardless of the claim, unless such damages result from gross negligence or willful misconduct on the part of Computer Center's officers or employees, in which case Computer Center's liability will be limited to actual damages directly resulting from such gross negligence or willful misconduct. In any event, any damages for which Computer Center may be liable shall be limited to the service charges received by Computer Center from Participating Bank for Services during the twelve (12) months prior to the alleged damage. If Participating Bank desires to obtain insurance protection against any such losses, or to cover fidelity losses through an endorsement to its own blanket bond coverage, Computer Center agrees to cooperate with Participating Bank in obtaining such insurance. In the event Participating Bank recovers insurance proceeds pursuant to such insurance, such proceeds shall constitute a setoff against actual damages claimed by Participating Bank that directly result from gross negligence or willful misconduct of Computer Center. It is understood that all costs and expenses of such insurance shall be paid by Participating Bank. Computer Center agrees to maintain, with coverage amounts determined by Computer Center, fidelity bond coverage with respect to any dishonest acts which may be committed by Computer Center personnel, and insurance in policy amounts and types determined by Computer Center, with respect to hazards, including losses by Computer Center from fire, disaster, and other events which may interrupt normal service.

                    f)     IN NO EVENT WILL COMPUTER CENTER BE RESPONSIBLE
                           FOR SPECIAL, RELIANCE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY ACT OR OMISSION BY COMPUTER CENTER IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPUTER CENTER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER SUCH DAMAGES ARISE IN AN ACTION AT LAW OR IN EQUITY, FOR BREACH OF CONTRACT, BREACH OF WARRANTY, PRODUCT LIABILITY, BREACH OF UCC PROVISIONS, NEGLIGENCE OR INTENTIONAL TORT. FURTHERMORE, COMPUTER CENTER SHALL NOT BE LIABLE FOR PARTICIPATING BANK'S LOST PROFITS, LOSS OF BUSINESS OPPORTUNITIES, OR FOR EXEMPLARY DAMAGES. THE PROVISIONS HEREOF ARE IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, FITNESS OR OTHERWISE.


           9. COMPLIANCE WITH FEDERAL REGULATIONS. Computer Center warrants that it maintains a formal agreement with a suitable processing center to providebackup facilities capable of processing Participating Bank's data and satisfying all requirements of this Agreement. Further, Computer Center shall comply with all federal rules and regulations applicable to it relating to the conduct of its business.

           10. REVIEW OF REPORTS. It will be the responsibility of Participating Bank to maintain audit controls and/or procedures which may be required by supervisory authorities under regulations to which the Participating Bank is subject. Balancing of input totals to computer generated output totals will be the responsibility of Participating Bank, and Computer Center accepts no responsibility for the correctness of these totals. Computer Center will exercise reasonable care and diligence in maintaining controls over the Services rendered Pursuant to this Agreement.


           11. THIRD PARTY AUDIT. Computer Center shall provide to Participating Bank a copy of the most recent third party service audit of the records of Computer Center upon request by Participating Bank and payment by Participating Bank of a reasonable and customary charge. If requested, Computer Center shall also provide to Participating Bank annual audited financial information regarding Computer Center at no charge.

           12. FEES. In consideration of the Services provided by Computer Center, Participating Bank shall pay to
                    Computer Center each month, in advance based upon the prior month's activity, those fees described on attached Exhibit "B." The fees set forth on Exhibit "B" are exclusive of any applicable taxes or assessments, however designated, which may be levied or assessed by any government or other taxing authority having jurisdiction to levy such tax upon the Services. Participating Bank agrees to pay Computer Center the amount of such taxes or assessments, whenever requested by Computer Center. The fees described on Exhibit "B" may be changed from time to time by Computer Center upon thirty
                    (30) days prior notice to Participating Bank, provided, however, that the maximum annual increase in any fee described in Exhibit "B" shall not exceed six percent (6%).

                    In the event the Participating Bank acquires another financial institution or branch of a financial institution, the Computer Center reserves the right to review volume growth (assets and account volume) and make necessary adjustments in pricing as may more accurately reflect the Computer Center's standard account pricing as described in Exhibit "B".

           13. OTHER FEES. In the event Participating Bank requests that Computer Center procure forms that are to be supplied by Participating Bank pursuant to Exhibit "C", Participating Bank shall pay to Computer Center the cost of such forms plus Computer Center's reasonable and customary markup when billed. If overtime and/or special handling is requested by Participating Bank or is required because of delays not the fault of Computer Center, Participating Bank agrees to pay Computer Center at the established rates then in effect for overtime and/or special handling for production operations and for any other out-of-pocket expense related thereto. If it is necessary for Computer Center to return the finished products to Participating Bank by special carrier or special messenger, Computer Center shall notify Participating Bank by telephone and Participating Bank shall be charged with out-of-pocket expenses incurred by Computer Center as a result of such special handling, unless Participating Bank objects to such special handling at the time it receives such notice. In the event Computer Center agrees to develop any development costs plus a reasonable markup. In addition, Participating Bank may be required to pay a license fee as agreed by the parties for such special software.


           14.      Confidentiality.

                    a) Computer Center agrees to hold in confidence all information relating to the assets, liabilities or other business affairs of Participating Bank, or any customers of Participating Bank, which are received by Computer Center pursuant to this Agreement or in the course of rendering the Services. It is expressly agreed and understood, however, that performance of the Services will be subject to examination by regulatory authorities, including, but not limited to, (I) the Comptroller of Currency, (ii) the Board of Governors of the Federal Reserve System,
                             (iii) the Board of Directors of the Federal
                             Deposit Insurance Corporation, and (iv) the State Banking Department, and that as part of the performance of Services hereunder, Computer Center shall submit or furnish to the regulatory agencies reports, information, assurances or other data as may be required under applicable laws and regulations to which either party is subject.


                    b) Participating Bank acknowledges and agrees that all computer programs, codes, and information regarding Computer Center's business operations, pricing, the terms and conditions of this Agreement, the Computer Center pricing manual and any other contract documents, the Computer Center systems, and related matters (hereinafter collectively referred to as "Proprietary Information"), are the exclusive and confidential property of Computer Center, or the third parties from whom Computer Center has secured the right to use computer programs. Participating Bank understands that the harm that could be caused to Computer Center should the Proprietary Information be disclosed to its competitors and others having no need to know of the Proprietary Information. Therefore, Participating Bank agrees to hold all such Proprietary Information in strictest confidence. Participating Bank will instruct its employees who have access to or who use the Proprietary Information to keep same confidential by using no less than the same degree of care and discretion that Participating Bank uses with respect to its own confidential and proprietary information. On termination of this Agreement Participating Bank shall return all Proprietary Information to Computer Center and shall cease to use the same for any purpose whatsoever. This paragraph shall not apply to any information furnished by Computer Center which is already in the public domain at the time of disclosure to Participating Bank or to any information independently developed by Participating Bank outside this Agreement. This provision shall survive termination of this Agreement, regardless of cause, for a period of five (5) years from date of termination.

           15.      Deconversion.

                    a) Upon termination of this Agreement, Computer Center will dispose of all Participating Bank files still in the Computer Center's system In such manner deemed appropriate by Computer Center unless Participating Bank, prior to the date of termination, furnishes to Computer Center written instructions for the disposal of Participating Bank files, which instructions Computer Center will, if reasonable and feasible, comply with at Participating Bank's expense. Participating Bank's master file data will be maintained by Computer Center for a period of thirty (30) days subsequent to termination, after which time it may, at the option of Computer Center, be destroyed.

                    b) Deconversion information or data shall not be made available to Participating Bank until Participating Bank has first paid, in a form acceptable to Computer Center, all sums due Computer Center, including all monthly charges that might be due if deconversion occurs prior to normal expiration of this Agreement, all accrued and unpaid Information processing and other charges, and all deconversion charges. Participating Bank understands that it will be billed and agrees to pay such bills for any additional services or reports provided by Computer Center after deconversion at the request of Participating Bank for audit verification or other purposes, at Computer Center's normal rates for such services or reports. Participating Bank agrees that Computer Center shall have a lien on Participating Bank's information and data until all sums due are paid in full. Release of said lien by surrender of possession by Computer Center shall not affect any claim Computer Center might have for payments due it from Participating Bank.

           16. Inspection. Computer Center agrees that all records relating to Participating Bank at all times shall be subject to inspection and review by Participating Bank or its auditors, designees, accountants and appropriate examiners from the applicable state and federal bank regulatory agencies, upon reasonable notice to Computer Center. Computer Center further agrees to prepare such reports, grant computer usage and permit programming examination as may be necessary to meet the audit requirements of Participating Bank. Reasonable charges shall be made to and be payable by Participating Bank for all special programming and other computer usage in excess of any programming or usage to which Participating Bank may be entitled pursuant to Exhibit "B."


           17. Title to Software. All right, title and interest in and to any and all computer programs, and the source codes therefor, used by Computer Center in the performance of Services, including any special programs written specifically for Participating Bank, shall be and remain the property of Computer Center.


           18. Priority. Computer Center shall advise Participating Bank by letter of any system changes that would affect procedures or Reports. Computer Center also agrees that Participating Bank's data shall have priority for processing over any data of entities, other than banks, savings and loans, credit unions and other financial institutions.

           19. Binding Effect and Assignment. This Agreement and all the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assigned or delegated by such party to any other person without Prior written consent of the other party hereto, except that Computer Center (or any successor to Computer Center) may, at any time during the Term hereof, assign its rights and delegate its obligations hereunder to any subsidiary or division of Computer Center or any other entity which controls, is controlled by, or is under common control with Computer Center.

           20. Availability of Services. Computer Center's system will be available for communication between Participating Bank and Computer Center from 8 A.M. to 7 P.M.(5 days per week). Participating Bank's daily cut off time for items capture, file maintenance and data transmissions will be no later than 6:00 PM each day.


           21. Termination by Participating Bank. The parties further agree and acknowledge that there may be certain circumstances in which Participating Bank desires to discontinue Computer Center's provision of one or more of the Services prior to the expiration date of this Agreement. In such event, Computer Center will suffer substantial loss or injury that is difficult or impossible to accurately estimate. Accordingly, in an effort to liquidate in advance the sum that should represent the loss or damages which would be actually sustained by Computer Center as a result of such early termination by Participating Bank of any Services provided hereunder, the parties have agreed on the amount specified below as a reasonable pre-estimate of Computer Center's probable loss. If Participating Bank desires to discontinue any Services hereunder, Participating Bank shall give Computer Center one hundred eighty (180) days advance. written notice and shall pay Computer Center an amount equal to 75 % of the estimated remaining service fees with respect to the Services being discontinued or the monthly "minimum charge," whichever is greater, for the remainder of the Term beginning on the effective date of termination. The "estimated remaining service fees" for the Services being discontinued shall be calculated by multiplying the average monthly service fees billed for the Services being discontinued for the six (6) months immediately preceding notice of early termination by the number of months remaining under the Term of this Agreement. The "minimum charge" will be determined by Exhibit "B" of this Agreement. This amount is due per the provisions of paragraph 15(b).

           22.      TERMINATION BY COMPUTER CENTER. In the event that
                    Computer Center desires to cancel this Agreement or discontinue Services hereunder, it shall give Participating Bank one hundred eighty (180) days advance written notice and this Agreement or any Service hereunder shall be cancelled in full.


           23. ENTIRE AGREEMENT. This instrument, along with the appendices and schedules incorporated herein by reference, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof. Representations and agreement not expressly contained or incorporated by reference herein shall not be binding upon either party as warranties or otherwise. Modifications of this Agreement must be in writing and signed by duly authorized representative of the parties.

           24. SEVERABILITY. In the event that one or more of the provisions of this Agreement is for any reason held to be invalid or unenforceable, such holdings shall not affect the remaining provisions of this Agreement.

           25. APPLICABLE LAW. This Agreement is made and entered into in Norcross, Georgia, and shall be governed by the laws of the State of Georgia.


COMPUTER CENTER:                                PARTICIPATING BANK:

PROVESA, INC.                                   GWINNETT BANKING COMPANY


BY: /s/ Stacey Webb                              BY: /s/ Marcia Watkins
   --------------------------------                -----------------------------
                (Signature)                                        (Signature)


NAME:     Stacey Webb                           NAME:     Marcia Watkins
     ------------------------------                  ---------------------------
         (Please Print or Type)                         (Please Print or Type)


TITLE: VP                                       TITLE: COO/Sr. Vice President
      -----------------------------                   --------------------------

DATE: 12/11/96                                  DATE: 12-30-96
     ------------------------------                  ---------------------------

                  ADDITIONAL TERMS AND CONDITIONS ADDENDUM
                                     TO
                          DATA PROCESSING AGREEMENT


THIS ADDITIONAL TERMS AND CONDITIONS ADDENDUM (hereinafter referred to as "Addendum") is made this 11th day of December 1996, by and between GWINNETT BANKING COMPANY (hereinafter referred to as "Participating Bank"), whose business address is 318 West Pike Place, Suite 475 and PROVESA, INC. (hereinafter referred to as "Computer Center"), whose business address is 3150 Holcombe Bridge Road, Suite 200, Norcross, Georgia 30093.

WHEREAS, Computer Center and Participating Bank have entered into a Data Processing Agreement dated December 11, 1996, (hereinafter referred to as "Agreement"); and


WHEREAS, the parties to the Agreement and this Addendum wish to provide for terms and conditions different from those stated in the Agreement.


The parties hereto agree as follows:

In the event GWINNETT BANKING COMPANY does not open for business as scheduled, this contract shall be null and void.





Each and all of the terms, provisions and conditions of the Agreement, to the extent they are not directly in conflict with this additional Terms and Conditions Addendum, are incorporated herein by reference and made a part hereof, and remain In full force and effect.


PROVESA, INC.                                      GWINNETT BANKING COMPANY

By: /s/ Stacey Webb                         BY: /s/ Marcia Watkins
   -------------------------------             --------------------------------
                   (Signature)                                  (Signature)

Name: Stacey Webb                           Name: Marcia Watkins
     -----------------------------               ------------------------------


Title: VP                                   Title: COO/Sr. Vice President
      ----------------------------                -----------------------------

Date: 12/11/96                              Date: 12/30/96
     -----------------------------               ------------------------------

                                  EXHIBIT A


SERVICES PROVIDED:

          Processes the following applications:

                    Central Information File
                    Demand Deposit Accounts
                        NOW Accounts
                        Money Market Accounts
                    Line of Credit
                    Savings Accounts
                    Certificates for Deposits
                        IRA Accounts
                    Loans
                        Add-On's
                        Add-On GILAs
                        Simple Interest
                    General Ledger
                    Proof and Transit
                    File Folder
                    Account Reconciliation
                    Automated Teller Machine
                    Card Management



PROVESA, INC., offers several other personal computer based financial institution packages that can be purchased for additional charges. Please contact your sales representative for additional pricing.

          They include:

                    VISION Optical Disk Storage
                    INFOVOICE Voice Response System
                    BRIDGE-IT Financial Report Writer





PROVESA, INC., markets various hardware for use in financial institutions. Some of these include personal computers, terminals, printers, modems, communication equipment, personal computer software, and other various products. Please contact your sales representative for additional pricing.

                                  EXHIBIT B

APPLICATION PROCESSING

$.35                      Per Account
                          (DDA, Savings, Loans, CDs, General Ledger, etc.)
$.175                     Per Account
                          Central Information File (CIF)

OR

                          $2,000 Per Month Minimum - Year 1
                          $2,500 Per Month Minimum - Year 2
                          $3,000 Per Month Minimum - Year 3

AUTOMATED TELLER MACHINE PROCESSING

$400                      Per Month Connect Fee
$300                      Per Month for each ATM includes monitoring

DEBIT CARD MANAGEMENT PROCESSING

$150                      Minimum Per Month OR $.12 Per Card Per Month
$ 50                      Minimum Per Month or $.10 Per Transaction Per Month

MISCELLANEOUS DATA PROCESSING CHARGES

Account Reconciliation                                             $  25.00     Minimum
   Reconciliation Charge                                           $   .005     Per Item
Audit Confirmation Generation                                      $ 150.00     Minimum
   Confirmation Charge                                             $    .40     Each
Magnetic Tape Reporting                                            $  25.00     Each
   (e.g., Credit Bureau, IRS, Insurance, Account Reconciliation)
Carriage Tape                                                      $  15.00     Each
Amortization Schedules                                             $   5.00     Each
Preprinted Customer Labels                                         $    .05     Each

OTHER CHARGES

"Caption" Installation and Training*                               $7500.00
Programming Services *                                             $  75.00     Per Hour
   (Minimum two hours)
Customer Support Training*
   Participating Bank's Location                                   $ 400.00     Per Day Per CSR
   Provesa, Inc. Facility                                          $ 100.00     Per Day Per Person
Data Communications or Hardware Services*
   Regular Service                                                 $  50.00     Per Hour
   Emergency Service                                               $ 125.00     Per Hour
Data Processing Operation Services
   Overtime/Special Handling                                       $  75.00     Per Hour
On-Line Device Support                                             $  10.00     Per Device

* Plus all out-of-pocket expenses (e.g., meals, lodging, travel). Travel will be billed at current IRS allowable rate from Provesa facility to customer site and return.

                                  EXHIBIT C

                                   REPORTS
                                   -------



Description                                                      Frequency

DDA
---
   Daily Transaction Recap Summary                               Daily
   Stop Pay/Hold File Maintenance                                Daily
   Stop Pay/Hold Journal                                         Daily
   Stop Pay Suspects Report                                      Daily
   Transfer Journal                                              Daily
   Transfer Register                                             Daily
   Teller Cash Summary                                           Daily
   Teller Transaction Analysis                                   Daily
   Trial Balance and Transaction Journal                         Daily
   NOW Trial Balance                                             Daily
   Money Market Trial Balance                                    Daily
   Daily Overdraft Report                                        Daily
   NSF Report                                                    Daily
   Unposted Transactions                                         Daily
   Significant Balance Changes                                   Daily
   Branch Totals by Type                                         Daily
   DDA Totals by Type                                            Daily
   Drawing on Today's Deposits                                   Daily
   New Account Report                                            Daily
   Closed Account Report                                         Daily
   Purged Accounts Report                                        Daily
   Money Market Excessive Withdrawals                            Daily
   Federal Withholding Report                                    Daily
   NSF Notices                                                   Daily
   Overdraft Notices                                             As App.
   New Account and File Maintenance Cards                        Daily
   Account Statements                                            Monthly
   Monthly New Accounts Report                                   Monthly
   Monthly Closed Accounts Report                                Monthly
   Commercial Account Analysis                                   Monthly

SAVINGS
--------

   Cumulative Trial Balance and Transaction Journal              Daily
   Full Trial Balance and Transaction Journal                    Weekly
   Unposted Transaction                                          Daily
   Significant Balance Changes                                   Daily
   New Accounts Report                                           Daily
   Closed Accounts Report                                        Daily
   Purged Accounts Report                                        Daily
   Federal Withholding Report                                    Daily
   New Account and File Maintenance Cards                        Daily
   Monthly New Accounts Report                                   Monthly
   Monthly Closed Accounts Report                                Monthly
   Account Statement                                             Quarterly


CD
--
   Trail Balance                                                 Weekly
   CD Activity Summary                                           Daily
   Reserve Requirement Report                                    Daily
   CD Maturity Schedule                                          Daily
   New CD Report                                                 Daily
   Closed CD Report                                              Daily
   Matured CD Report                                             Daily
   Purged CD Report                                              Daily
   Matured CDs Pending Report                                    Daily
   Renewed CDs Report                                            Daily
   Transaction Posting Journal                                   Daily
   CD Rate Change Report                                         Daily
   Interest Payment Report                                       Daily
   New CD/File Maintenance Card                                  Daily
   Customer Notice of Deposit                                    Daily
   Final Maturity Notice                                         Daily
   Capitalization Notice                                         Daily
   Automatic Renewal Notice                                      Daily
   CD Checks                                                     Daily
   CD Maturity Schedule                                          Monthly
   IRA Over Contribution Report                                  Monthly
   Customer Statements/Combined                                  Annually
   On-Line Call Reports                                          As App.

CONSOLIDATED LOANS
------------------

   New Loan Report                                               Daily
   Paid Cut Loan Report                                          Daily
   On-Line Loan G/L Entries                                      Daily
   Automatic G/L Entry Report                                    Daily
   On-Line Control Totals                                        Daily
   Loan Trial Balance                                            Weekly
   Branch Totals Report                                          Daily
   Installment Balance Control                                   Daily
   Commercial Balance Control                                    Daily
   Loan Activity Report(s)                                       Daily
   Delinquent Loan Report                                        Daily
   New/Paid Out Loan Card                                        Daily
   Past Due Notices                                              As App.
   Billing Notices                                               Daily
   Collection Cards                                              As App.
   Automatic Debits and Credits                                  Daily
   Automatic Debits and Credits Report                           Daily
   Delinquent Loan Cards                                         Daily
   Commitment Loan Trial                                         Monthly
   Delinquent Notices                                            As App.
   Rate Change Notices                                           As App.
   Rate Change Report                                            Daily
   Loan History Cards                                            As Requested
   Purged Loan Report                                            Annually
   Renewed Loan Report                                           Daily
   Platform Pending Loan Report                                  Daily
   Dealer Loan Report                                            As Requested
   Loan Coupon Report                                            Weekly
   On-Line Call Reports                                          As App.
   Maturity Forecast Report                                      Weekly



   Interest Rate Analysis                                        Monthly
   Loan Officer Analysis                                         Monthly
   Loan Insurance Report                                         Monthly
   Loan FDIC Report                                              Monthly
   FASB-91 Fee Costs Reports                                     Daily
   Unposted Loan Report                                          Daily
   Loan Exception Report                                         Daily
   Loan Tickler Report                                           Daily


GENERAL LEDGER

   Statement of Condition (Current Period)                       Daily
   Statement of Condition (Prior Period)                         Daily
   Income and Expense Journal                                    Daily
   Account Statements                                            Monthly

CIF AND OTHER REPORTS

   On-Line Audit Report                                          Daily
   Employee Terminal Usage Report                                Daily
   Consolidated 1099s                                            Annually
   Consolidated 1098s and Reports                                Annually
   Consolidated IRS Mag Tape                                     Annually
   Purged CIF Accounts                                           Annually
   On-Line Teller Report
   Line of Credit Trial Balance                                  Daily
   Line of Credit Statements                                     Daily
   Check Reconcilement Report
   Error Check Reconcilement Report
   Xmas Club Checks                                              Annually
   Xmas Club Report                                              Annually
